AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ON MARCH 11, 2004


                             INVESTMENT COMPANY ACT FILE NO. 811-21466


           U.S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                          ----------------
                              FORM N-2

                    REGISTRATION STATEMENT UNDER
                 THE INVESTMENT COMPANY ACT OF 1940                          [X]
                        AMENDMENT NO. 3                                      [X]
                  (Check Appropriate Box or Boxes)


          HYPERION COLLATERALIZED SECURITIES FUND, INC.
        (Exact Name of Registrant As Specified in Charter )

          ONE LIBERTY PLAZA, 165 BROADWAY, 36th FLOOR
                   NEW YORK, NY 10006-1404
                (Address of Principal Executive Offices)
     Registrant's Telephone Number, including Area Code: 1(800) Hyperion

                  CLIFFORD E. LAI, PRESIDENT
         HYPERION COLLATERALIZED SECURITIES FUND, INC.
          ONE LIBERTY PLAZA, 165 BROADWAY, 36th FLOOR
                     NEW YORK, NY 10006-1404
              (Name and Address of Agent for Service)

                       With copies to:

                      DAVID C. MAHAFFEY
                  SULLIVAN & WORCESTER LLP
                     1666 K STREET, N.W.
                    WASHINGTON, D.C. 20006

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, shares of the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such shares will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any shares in the Registrant.

     Information to be included in Parts A and B: The Private Placement Memorandum contained in Amendment No. 1 to this Registration Statement is incorporated herein by reference, except that the Statement of Assets and Liabilities located in Appendix B is replaced as follows:

Statement of Assets and Liabilities
December 5, 2003


Assets:

Cash............................................................................  $            100,000

Deferred expenses.........................................................                      50,000
                                                                                ----------------------------

          Total assets..........................................................               150,000

Liabilities:

Accounts payable................................................................                50,000
Commitments (Notes 1 and 2).....................................................                  -
                                                                                ----------------------------

          Total liabilities.....................................................                50,000
                                                                                ----------------------------

Net Assets (10,000 shares of $.01 par value common shares issued and outstanding;

50,000,000 shares authorized)...................................................  $             100,000
                                                                                ============================

Net Asset Value Per Share                                                         $              10.00
                                                                                ============================

------------------------- --- --------------------------------------------------


Notes to Financial Statement

1.   The Fund

Hyperion Collateralized Securities Fund, Inc. (the "Fund") was incorporated as a Maryland corporation on November 4, 2003, and has had no operations to date other than matters relating to its organization and registration as a non-diversified, closed-end, management investment company under the Investment Company Act of 1940, as amended, and the sale and issuance of 10,000 of its common shares for $100,000 to Hyperion Capital Management, Inc. (the "Advisor").

Offering costs of $71,500 will be paid by the Advisor and will not be charged to the Fund's capital.

2.   Management Agreement and Affiliated Transactions

The Management Agreement provides, among other things, that the Advisor will bear all expenses of its employees and overhead incurred in connection with its duties under the Management Agreement, and will pay all salaries of the Fund's directors and officers who are affiliated persons (as such term is defined in the 1940 Act) of the Advisor. The Management Agreement provides that the Fund shall pay to the Advisor a monthly fee for its services which is equal to 0.41% for the Fund's five fiscal years and 0.40% for all subsequent years of the average weekly net asset value of the Fund.

The Advisor has agreed to waive 0.01% of its management fee, based on the Fund's average weekly net assets per annum, in the first five fiscal years after the Fund has paid $50,000 over and above the 0.40% portion of the management fee. The Advisor will pay the ongoing expenses of the Fund to the extent that such expenses exceed the management fee.

Under the Management Agreement, the Advisor will also serve as the administrator of the Fund. The Advisor entered into a sub-administration agreement with State Street Bank and Trust Company (the "Sub-Administrator"). The Advisor and Sub-Administrator perform administrative services necessary for the operation of the Fund, including maintaining certain books and records of the Fund and preparing reports and other documents required by federal, state, and other applicable laws and regulations, and providing the Fund with administrative office facilities. For these services, the Fund pays to the Advisor a monthly fee which is included as part of the monthly fee discussed above. The Advisor is responsible for any fees due the Sub-Administrator.

Certain officers and/or directors of the Fund are officers and/or directors of the Advisor.


     Information to be included in Part C is set forth under the appropriate item, so numbered in Part C to this Amendment No. 3 of the Registration Statement.

                           PART C -- OTHER INFORMATION

ITEM 24.   FINANCIAL STATEMENTS AND EXHIBITS

(1) FINANCIAL STATEMENTS - The Statement of Assets and Liabilities as of December 5, 2003 and the supporting notes have been included in the Registration Statement.

     Statements, schedules and historical information other than listed above have been omitted since they are either not applicable, or not required or the required information is shown in the financial statements or notes thereto.

(2) EXHIBITS

   (A)   (1) Articles of Incorporation dated November 4, 2003.*
         (2) Articles of Amendment to the Articles of Incorporation dated November 7, 2003.*
         (3) Articles of Amendment to the Articles of Incorporation dated December 15, 2003.*
   (B)    Amended By-Laws.*
   (C)    Not applicable.
   (D)   (1) Stock Certificate.*
         (2) Seed Capital Agreement.*
   (E)    Terms and Conditions of Dividend Reinvestment Plan.*
   (F)    Not applicable.
   (G)   (1) Form of Management Agreement between Registrant and Hyperion
                 Capital Management, Inc.*
         (2) Form of Fee Waiver Agreement.*
   (H) Not applicable.
   (I) Not applicable.
   (J) Form of Custodian Agreement between Registrant and State Street Bank and Trust Company.*
   (K) (1) Form of Registrar and Transfer Agent Agreement between Registrant and American Stock Transfer & Trust Company.*
         (2) Form of Subadministration Agreement between Hyperion Capital Management, Inc. and State Street Bank and Trust Company.*
         (3) Form of Subscription Agreement.*
   (L) Not applicable.
   (M) Not applicable.
   (N) Not applicable.
   (O) Not applicable.
   (P) Not applicable.
   (Q) Not applicable.
   (R)(1) Code of Ethics for Hyperion Collateralized Securities Fund, Inc.*
      (2) Code of Ethics for Hyperion Capital Management, Inc.*

   *  Previously filed.

ITEM 25.   MARKETING ARRANGEMENTS

     Not applicable.

ITEM 26.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses to be incurred in connection with the issuance and distribution of securities described in this Registration
Statement:

Printing (other than stock certificates)                      $ 9,000
Accounting fees and expenses                                  $ 5,000
Legal fees and expenses                                       $50,000
Miscellaneous                                                 $ 7,500
                                                               ------
Total                                                         $71,500
                                                              =======

ITEM 27.   PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH
REGISTRANT

     None.

ITEM 28.   NUMBER OF HOLDERS OF SECURITIES (as of February 17, 2004)


TITLE OF CLASS                             NUMBER OF RECORD HOLDERS
--------------                             -------------
Common Stock                                   108
                                               ---


ITEM 29.  INDEMNIFICATION

     Under Registrant's Articles of Incorporation and By-Laws, the directors and officers of Registrant will be indemnified to the fullest extent allowed and in the manner provided by Maryland law and applicable provisions of the Investment Company Act of 1940, including advancing of expenses incurred in connection therewith. Indemnification shall not be provided to any officer or director against any liability to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

     Article 2, Section 405.2 of the Maryland General Corporation Law provides that the Charter of a Maryland Corporation may expand or limit the extent to which directors or officers may be personally liable to the Corporation or its shareholders for money damages in certain instances. The Registrant's Articles of Incorporation provide that, to the fullest extent permitted by Maryland law, as it may be amended or interpreted from time to time, no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for money damages. The Registrant's Articles of Incorporation also provide that no amendment of the Registrant's Articles of Incorporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers in respect of any act or omission that occurred prior to such amendment or repeal.

ITEM 30.   BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISOR

     The description of the business of Hyperion Capital Management, Inc. is set forth under the caption "MANAGEMENT OF THE FUND" and "THE ADVISOR" in the Private Placement Memorandum.

     The information as to the Directors and officers of Hyperion Capital Management, Inc. set forth in Hyperion Capital Management, Inc.'s Form ADV filed with the Securities and Exchange Commission on September 4, 2003 (File No. 801-49350) and as amended through the date hereof is incorporated herein by reference.

ITEM 31.  LOCATION OF ACCOUNTS AND RECORDS

Registrant:                Hyperion Collateralized Securities Fund, Inc.
                           One Liberty Plaza, 165 Broadway, 36th Floor
                           New York, New York   10006-1404

Investment Advisor:        Hyperion Capital Management, Inc.
                           One Liberty Plaza, 165 Broadway, 36th Floor
                           New York, New York   10006-1404

Transfer Agent for         American Stock Transfer & Trust Company, Inc.
Common Stock:              6201 15th Avenue
                           Brooklyn, New York  11219

Custodian and Fund         State Street Bank and Trust Company
Accounting Agent:          Two Avenue de Lafayette
                           Boston, Massachusetts  02105

ITEM 32.   MANAGEMENT SERVICES

Not applicable.

ITEM 33.   UNDERTAKINGS

Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 11 day of March, 2004.

                                 HYPERION COLLATERALIZED SECURITIES FUND, INC.


                       By:       /s/ Clifford E. Lai
                                 _______________________________________________
                                 CLIFFORD E. LAI
                                 President